Exhibit J.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

Travelers Series Fund Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated February 18, 2005, on the statement of assets and liabilities, including the schedule of investments, of Social Awareness Stock Portfolio (“Fund”) of The Travelers Series Trust as of December 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We consent in this registration statement to the references to our firm under the headings “Financial highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

May 25, 2005